Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Investor Relations	Media Relations
Matt Shimao	Karin Bakis
508.323.1198 408.326.3853	508.323.1562
matt_shimao@3com.com	karin_bakis@3com.com

3COM REPORTS FISCAL Q1 RESULTS

MARLBOROUGH, Mass., September 18, 2003 – 3Com Corporation (Nasdaq: COMS) today reported financial results for its first quarter of fiscal year 2004 ended August 29, 2003.

Revenues for the quarter were $162 million. Gross margins were $50 million, or 31 percent of revenues. Operating expenses were $166 million, including $49 million of restructuring charges. The net loss was approximately $106 million, or $0.29 per share. This compares to a net loss of $38 million, or $0.11 per share, in the previous quarter and a net loss of $98 million, or $0.27 per share, in the first quarter of the prior fiscal year.

These results have been presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis and are not comparable to First Call earnings estimates.

The company ended the quarter with $1.5 billion in cash and short-term investments, approximately flat compared to the previous quarter. Strong working capital management continued with average inventory turnover of 17 times and a cash-to-cash cycle of negative 17 days.

NOTE: Attached is the full text of 3Com’s fiscal first quarter 2004 formal earnings remarks. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Slaven’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: sales of connectivity products during our second fiscal quarter and in future quarters; increased sales of products other than connectivity products during our second fiscal quarter; the expected number of weeks of our channel inventory during the next few quarters; our gross margins and operating expenses over the remainder of this fiscal year; the cash charges associated with our recently announced reduction in force; the amount of cash used to fund our investment in the joint venture with Huawei Technologies; our cash flows from operations through the fourth quarter of fiscal year 2004; the anticipated commencement of operations of the joint venture with Huawei Technologies and our first shipment of enterprise routers sourced from Huawei Technologies; the timing of our enhancements to our router line and its effect on our profile with VARs and end-customers; the timing of our outsourcing of manufacturing and related activities to Flextronics and Jabil and the effect of such transition on costs and capital demands; and the timing of certain cost reductions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; continued or increased reductions in capital spending in the technology and networking sectors; possible development or marketing delays relating to our product offerings or the product offerings of the joint venture with Huawei Technologies; our ability to plan and forecast channel and company inventory; possible defects in our product offerings or the product offerings of the joint venture with Huawei Technologies; and the introduction of new products by competitors or entry of new competitors into the markets for our products or the markets for the products of the joint venture with Huawei Technologies. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s Annual Report on Form 10-K for the fiscal year ended May 30, 2003. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a tier-one provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Comments on the First Quarter of Fiscal 2004
To be delivered during the analyst conference call by
Mark Slaven, 3Com executive vice president and chief financial officer

I will now take you through our financial results for the first quarter of fiscal 2004. As described in our recently filed 10-K, we are now operating the Company as a single business segment and reporting the results accordingly.

Revenue

Revenues for the quarter were approximately $162 million, ahead of the First Call consensus estimate of $155 million, and down $13 million from the previous quarter. Contributing to the decline was a sequential reduction in sales of desktop, mobile, and server connectivity products of approximately $9 million. Channel inventory was reduced by approximately $13 million during the quarter. Approximately one-third of the channel inventory reduction related to the aforementioned connectivity products, and two-thirds to the balance of the product portfolio.

•                  Revenue in the Americas declined 5 percent sequentially, though we had sequential growth in our fixed configuration Gigabit switching, wireless LAN, and modular switching product categories.

•                  Revenue in EMEA declined 13 percent sequentially.

•                  Revenue in the Asia Pacific region was flat sequentially.

Late in the quarter we began shipping the Switch 7700, a new modular Layer 3 switch that we are sourcing from Huawei, and we have begun winning business with this product in some of our target verticals, such as education and government.

Gross Margin

Gross margins were approximately 31 percent, down approximately 5 points sequentially. Contributing to the decline was a two-point impact due to impairment of manufacturing assets and a one-time royalty payment. An additional one to two points of decline is attributable to duty refund benefits realized in the previous quarter. The balance of the decline was due to price reductions and relatively fixed costs spread over lower revenue, partially offset by component cost takedowns and favorable mix.

Operating Expenses

Total operating expenses were approximately $166 million, including approximately $49 million in restructuring charges and $3 million in amortization and write down of intangibles. The $49 million in restructuring charges consisted of the following:

1)              $35 million in write-downs of property;

2)              $7 million in severance related expenses, and;

3)              $7 million in miscellaneous other expenses.

Sales and marketing expenses were $63 million in Q1, a slight decrease from Q4. Research and development expenses were $27 million, flat compared to the prior quarter. General and administrative expenses were $24 million, an increase of $2 million compared to the prior quarter, and includes a $3 million litigation settlement.

The number of full time employees, including alternative work force, at the end of Q1 was approximately 3,100, as compared to approximately 3,300 at the end of the prior quarter. Last week we announced several actions that we are taking as part of our overall strategy and to further improve efficiency and reduce cost across our operations. We anticipate an additional reduction in workforce of approximately 1,000 people as a result of those actions.

Operating Loss

The operating loss was approximately $116 million.

Interest and Other Income

Interest and other income, net, was approximately $4 million.

Income Tax Benefit

There was an income tax benefit of approximately $6 million consisting of an $8.5 million benefit from a net operating loss carry-back, offset by a $2.5 million provision for state and foreign income taxes.

Net Loss, Net Loss per Share, Shares Outstanding

The net loss per share was approximately $106 million or 29 cents per share. Basic shares outstanding for Q1 were approximately 368 million, up approximately 4 million shares from the prior quarter primarily due to stock option exercises. We did not repurchase any shares during the quarter.

Stock Options Outstanding

Stock options outstanding at the end of Q1 were approximately 84 million, down from the previous quarter’s ending balance of 85.5 million. We know that many of our shareholders have been concerned about potential dilution and value transfer as a result of the option overhang resulting from the spin-off of Palm three years ago. To address this concern we have taken a number of proactive steps, outlined in our proxy, to reduce potential shareholder value transfer. As a result of the steps proposed, we now meet the guidelines established by Institutional Shareholder Services (ISS) for shareholder value transfer.

Cash and Short Term Investments

Cash and short-term investment balances were flat at $1.48 billion.

•                  Cash used in operations was approximately $44 million, including $5 million in separation related payments.

•                  Cash from investing activities was approximately $31 million, with approximately $36 million in proceeds from the sale of our Rolling Meadows facility offset by capital expenditures and other investments.

•                  Cash from financing activities was approximately $13 million, including $9 million in proceeds from stock option exercises and $4 million received on a note.

The cash cycle was a negative 17 days.

Forward-Looking Guidance

My remaining comments will include forward-looking statements about various matters pertaining to fiscal 2004. Please refer to the safe harbor language in the earnings release, available on our website, for factors that could cause actual results to vary.

•                  Sales of desktop, mobile and server connectivity products, which include NICs, PC cards, and related ASICs, are likely to be flat to slightly down in Q2 as positive seasonality factors offset the underlying decline in demand for those products. We expect this to be a one-quarter phenomenon with subsequent quarterly reductions of 10 to 20 percent per quarter. Sales across the balance of the product portfolio are expected to increase modestly in Q2.

•                  We ended Q1 with approximately 4.5 weeks of channel inventory, down substantially from last quarter. We expect to operate our business with no greater than 4.5 weeks of channel inventory over the next few quarters.

•                  The actions announced last week are expected to have the impact of reducing our workforce by approximately 1,000 people. We do not expect the savings from these actions to be fully realized until the fourth quarter of this fiscal year. In the meantime, we expect gross margins to remain in the low thirties and we expect a slight decline in operating expenses, excluding restructuring. We also anticipate cash charges of approximately $20 to $30 million associated with this action.

•                  We also expect to use $160 million in cash to fund our investment in the joint venture with Huawei.

•                  We are targeting breakeven cash flow from operations in the fourth quarter of this fiscal year. Over the next two quarters, combined, we anticipate that cash flow from operations will be approximately negative $50 million.

•                  Finally, we plan to provide much more detail on our financial model, and forward-looking guidance, during the Investor Conference to be held in New York in January.

Comments on the First Quarter of Fiscal 2004
To be delivered during the analyst conference call by
Bruce Claflin, 3Com president and chief executive officer

As you know, the enterprise market represents the future growth opportunity of the company. Therefore, it is encouraging that, adjusted for changes in channel inventory, we had sequential growth from our enterprise products despite it being in a seasonally slow quarter. In addition, in August we began shipping our Switch 7700, a core modular switch sourced from our partner, Huawei, as well as our VCX V7000 Voice over IP (VoIP) solution. Both product lines have been installed in several accounts. While Q1 revenues were minimal, these key early customer wins signal that we are competitive and we are confident they can increasingly contribute to growth going forward.

We continue to make progress with our plans to begin operations of the joint venture with Huawei. The implementation of the joint venture’s IT and other operational systems is going very well. We have received regulatory approvals from city and provincial Chinese governments and are awaiting approvals from the central government in Beijing. While we see no obstacles to receiving final approvals, it is impossible to predict exactly when they will be given. However, we continue to expect the joint venture will begin operations later this fiscal quarter. Given the operational progress we have made and our confidence in obtaining government approvals, we plan to ship enterprise routers sourced from Huawei, beginning in October. Trials of the routers have been proceeding well and our first shipments will be a range of routers for branch office and SOHO environments. This product line will be further enhanced over the coming months as we expand it up in scalability, functionality and performance. These products will further bolster our product portfolio and broaden our addressable market, while improving our profile with both VARs and enterprise customers.

Another important partnership entered into this past quarter is our alliance with Aspect Communications. This relationship provides us with improved go-to-market capabilities for our VoIP platform as well as a highly scalable call center application for large enterprises. As the leading call center provider serving over two-thirds of the Fortune 50, Aspect Communications has a direct sales force targeted at large enterprises and a solid installed base of large enterprise customers. As part of the alliance, Aspect Communications will sell our VoIP solution with their call center applications. We also will collaborate on future product development and jointly pursue new enterprise customer accounts.

As we improve revenue performance, it is important for our cost structure to support profitable growth. Therefore, we need a lower cost structure. To that end, last week we announced a number of restructuring initiatives. Key among them is the decision to outsource manufacturing and related activities from our Dublin, Ireland facility to Flextronics and Jabil. The transition to these partners will be completed in our fiscal Q3 and will result in improved costs and reduced capital demands. In addition, we have taken other actions to reduce costs in a number of areas including G&A and selective sales and R&D reductions. We expect these actions to be largely implemented over the next two quarters.

Last, let me comment on the movement of our headquarters from Santa Clara, Calif. to Marlborough, Mass. As you know, we made this decision in order to simplify our structure and drive higher accountability. Officers who were transferring have relocated their primary work locations and are now fully engaged out of this facility. Early last quarter we announced Nick Ganio in a new position as executive vice president of worldwide sales. Since then, we have also added a new vice president of sales for the Americas, vice president of worldwide services, and a vice president of marketing. In addition we are joined by two new officers of the company: Susan H. Bowman as senior vice president, worldwide human resources, and Neal D. Goldman as senior vice president, general counsel and corporate secretary. All of these new people are highly skilled and respected in the industry and will make an enormous contribution to our business. They all will be working out of our Marlborough facility and so the transition to Marlborough and the staffing of key positions is largely complete.

In summary, we start the new fiscal year with an expanded set of products, an enhanced set of partners, and a highly motivated and experienced management team. The industry outlook, after a prolonged downturn, is beginning to show signs of growth and we are seeing increased customer interest in our products and solutions. While it would be premature to suggest an industry or company turnaround, we are encouraged and look forward to describing our plans in more detail both on next quarter’s earnings call but also during our investor day to be held in New York City in January.

3Com Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	August 29, 2003	May 30, 2003	August 30, 2002

Sales	$161,879	$175,000	$269,177
Cost of sales	111,935	111,600	144,509

Gross margin	49,944	63,400	124,668

Operating expenses:
Sales and marketing	62,607	64,224	56,687
Research and development	26,927	26,927	31,477
General and administrative	24,139	22,168	24,711
Restructuring charges	48,624	55,969	19,587
Amortization and write down of intangibles	3,387	1,483	1,950
Losses on land and facilities, net	—	—	1,152

Total operating expenses	165,684	170,771	135,564

Operating loss	(115,740)	(107,371)	(10,896)
Gain (loss) on investments, net	58	(3,009)	(11,465)
Interest and other income, net	3,944	1,475	9,597

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(111,738)	(108,905)	(12,764)
Income tax provision (benefit)	(6,035)	(10,701)	3,677

Loss from continuing operations before cumulative effect of change in accounting principle	(105,703)	(98,204)	(16,441)

Discontinued operations, net of taxes (1)	(291)	59,786	(35,693)

Cumulative effect of change in accounting principle (1)	—	—	(45,447)

Net loss	$(105,994)	$(38,418)	$(97,581)

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.29)	$(0.27)	$(0.05)
Discontinued operations	—	0.16	(0.09)
Cumulative effect of change in accounting principle	—	—	(0.13)

Net loss per share	$(0.29)	$(0.11)	$(0.27)

Shares used in computing basic and diluted per share amounts	367,879	364,282	357,437

(1) During the quarter ended November 29, 2002, we completed the transitional goodwill impairment evaluation prescribed by FAS 142 and recorded a charge totaling approximately $65.6M effective June 1, 2002.  Of this amount $45.4M is presented as cumulative effect of change in accounting principle, and $20.2M is included in discontinued operations, net of taxes.

3Com Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 29, 2003	May 30, 2003
ASSETS

Current assets:
Cash and short-term investments	$1,484,418	$1,484,588
Accounts receivable, net	83,609	90,290
Inventories	26,232	27,068
Other current assets	49,576	51,234

Total current assets	1,643,835	1,653,180

Deferred income taxes	2,094	2,211
Property & equipment, net, and assets held for sale	272,951	350,073
Goodwill, intangibles, deposits, and other assets	54,223	56,896

Total assets	$1,973,103	$2,062,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$105,497	$105,583
Accrued liabilities and other	237,047	233,239
Current debt obligations	173	346

Total current liabilities	342,717	339,168

Other long-term obligations	4,902	4,595
Stockholders’ equity	1,625,484	1,718,597

Total liabilities and stockholders’ equity	$1,973,103	$2,062,360

Additional Financial Data

(in thousands, except percentages and per share amounts)

(unaudited)

Sales by Geography

	Three Months Ended
	August 29, 2003	May 30, 2003	$ Change	% Change

Americas	$68,603	$72,583	$(3,980)	-5%
EMEA	63,819	73,023	(9,204)	-13%
Asia Pacific Rim	29,457	29,394	63	+0%
Total Sales	$161,879	$175,000	$(13,121)	-7%

Stock Options

			Outstanding Options as of August 29, 2003
Range of exercise prices			Number of shares	Weighted average exercise price

$0.13	-	4.29	9,741	$3.92
4.30	-	5.10	14,066	4.83
5.11	-	5.54	19,098	5.37
5.55	-	6.09	14,440	5.93
6.10	-	10.09	15,004	8.32
10.10	-	21.57	11,811	13.51

Total			84,160	$6.88